Exhibit 99.1

Trump Media & Technology Group Corp. Files Amended S-1 with the SEC

SARASOTA, Fla., June 10, 2024 – Trump Media & Technology Group Corp. (NASDAQ: DJT) (“TMTG” or the “Company”)—operator of the Truth Social platform, yet another of President Donald J. Trump’s iconic American brands—today filed an amended registration statement on Form S-1 (the “Amended Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) to register, for resale or initial issuance, certain shares of common stock and warrants of the Company following the consummation of the Company’s business combination with Digital World Acquisition Corp. on March 25, 2024 (the “Business Combination”).

The Amended Registration Statement amends the registration statement filed on April 15, 2024; the number of shares of common stock that TMTG seeks to register is unchanged.  Today’s filing follows and incorporates a re-audit of the Company’s financial statements for the years ended December 31, 2023, and December 31, 2022, conducted by the Company’s independent auditor, Semple, Marchal & Cooper LLP (“SMC”), in accordance with Public Company Accounting Oversight Board standards.

“I want to thank SMC for serving as our independent auditor and enabling us to file an Amended Registration Statement, which we hope the SEC will promptly review,” said TMTG CEO Devin Nunes.

As part of the Amended Registration Statement, all securities being registered are either held by or underlie securities held by existing security holders of TMTG. TMTG will not receive any proceeds from the sale or resale of securities by the selling security holders pursuant to this Amended Registration Statement, except in connection with any possible future exercise for cash of any outstanding warrants.

The listing of an individual as a “selling securityholder” in the Amended Registration Statement does not mean such individual or entity will sell their shares or is planning to sell their shares. Notwithstanding registration of securities on the Amended Registration Statement, TMTG’s directors and officers, its affiliate President Donald J. Trump and certain other securityholders will remain subject to a lockup period or otherwise restricted from selling any shares at this time.

The Amended Registration Statement relating to these securities has been filed with the SEC but has not yet been declared effective. These securities registered may not be sold nor may offers to buy be accepted until the Amended Registration Statement becomes effective. The Amended Registration Statement is subject to further amendment and completion.

The Amended Registration Statement and preliminary prospectus may be accessed through the SEC’s website at www.sec.gov. Upon effectiveness, a copy of the prospectus included in the amended registration statement may be obtained from Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (800) 353-0103.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About TMTG

The mission of Trump Media & Technology Group (TMTG) is to end Big Tech’s assault on free speech by opening up the Internet and giving people their voices back. TMTG operates Truth Social, a social media platform established as a safe harbor for free expression amid increasingly harsh censorship by Big Tech corporations.

Investor Relations Contact:
Shannon Devine (MZ Group | Managing Director - MZ North America)
Email: shannon.devine@mzgroup.us

Media Contact:
press@tmtgcorp.com